Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of our reports dated February 26, 2007, relating to the financial statements and financial statement schedule of West Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for stock-based compensation expense in 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Omaha, Nebraska

April 20, 2007